EXHIBIT 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, 22nd Century Group, Inc. (“we” or “our”) had one class of securities, our common stock, par value $0.00001 per share (“Common Stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of our Common Stock is a summary and is subject to, and is qualified in its entirety by reference to, the provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, copies of which are incorporated by reference as Exhibits 3.1, 3.1.1, 3.2 and 3.2.1, respectively, to our Annual Report on Form 10-K for the year ended December 31, 2019 of which this Exhibit 4.2 is a part.

Our authorized capital stock consists of 300,000,000 shares of Common Stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.00001 par value per share. As of December 31, 2019, 138,362,809 shares of Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Our Common Stock is traded on the NYSE American under the symbol “XXII.” Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefore, subject to a preferential dividend right of outstanding preferred stock. Upon the liquidation, dissolution or our winding up, the holders of Common Stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by the rights of the holders any series of preferred stock that we may designate and issue in the future.